CORPORATE RESTRUCTURING AGREEMENT

Effective January 1, 2009, Genesis Financial, Inc. will undergo a restructuring, separating the business unit from the assets. This restructuring will result in the following:

1. Michael Kirk will resign as President/CEO of Genesis Financial, Inc., and become Co-President/CEO, and Secretary/Treasurer. John Coghlan will become Co-President/Chairman of the Board. The Board of Directors will consist of Coghlan, Kirk, and Jim Bjorklund. Kirk will retain primary document signing authority on behalf of Genesis Financial, Inc.

2. Kirk has formed a new entity, Genesis Finance Corporation, which will become active January 1, 2009.

3. All operations bills prior to January 1, 2009 will remain the obligation of Genesis Financial, Inc.

4. All operations bills from January 1, 2009 forward will be the responsibility of Genesis Finance Corporation.

5. Genesis Finance Corporation will manage and service the assets of Genesis Financial Inc. for a period of one year, for the sum of $4,000 per month, with $2,000 paid on the first of the month, and $2,000 paid on the fifteenth. This agreement will be reviewed annually, and if there are increases or decreases in the fees, the change will be signed off by both Coghlan and Kirk.

6. Genesis Financial, Inc. will pay Genesis Finance Corporation the sum of $2,000 per month during the management period, to cover accounting and office expenses.

7. Genesis Finance Corporation will be entitled to the 3% override on investor contracts and loans on a cash basis. No override fee will be paid on Genesis Financial, Inc. owned contracts and loans.

8. Genesis Financial, Inc. will manage Genesis Holdings, Inc. going forward. Kirk will resign as President and Coghlan will become President. Genesis Financial, Inc. will be entitled to all management and servicing fees.

9. Genesis Finance Corporation will manage Genesis Holdings II, Inc., and retain all the management and servicing fees.

10. Genesis Finance Corporation will be responsible for all telephone expense, office rent, and all office supplies expenses after January 1, 2009. Genesis Finance Corporation will get all the current office supply inventory that Genesis Financial, Inc. owns as of that date.

11. Office furniture and equipment purchased by Genesis Financial, Inc., or Kirk, originally will belong to Genesis Finance Corporation. All office furniture and equipment purchased by Coghlan, or Coghlan Family Corporation will belong to Coghlan Family Corporation.

12. After January 1, 2009, Kirk and Coghlan will have check signing authority for Genesis Financial, Inc. Virginia Walters will be authorized to sign checks for investor disbursements as payments are received. Kirk and Coghlan will authorize and sign all other checks unless Walters is specifically authorized by Kirk or Coghlan to sign in their stead.

13. There will be no loans or advances made between Genesis Financial, Inc. and Genesis Finance Corporation.

Agreed and Approved this December 27, 2008:

John R. Coghlan, Co-President
Genesis Financial, Inc.

Michael A. Kirk, President
Genesis Finance Corporation